Q3 FY26 2 Fellow shareholders, I’m thrilled to share our incredible Q3 results. The entire Atlassian team has been laser-focused on execution, and it shows in our numbers. From the CEO Shareholder letter Q3 FY26 | April 30, 2026 1. Enterprise: All up, RPO grew to $4.0 billion, an increase of 37% y/y. We continue to see strong expansion with some of the world’s largest organizations, like Siemens Energy, BBC, Rheinmetall, and Wayfair, who deepened their commitments with Atlassian this quarter. These enterprises want a trusted platform with security, governance, and domain expertise to power their workflows. 2. AI: We continue to add millions of monthly active users who rely on Rovo to cut busywork and speed up their business. AI credit usage is growing more than 20% month-over-month, showing that customers are using Rovo for more complex, higher‑value work. Today, we see customers using Rovo growing their ARR at a rate roughly 2x the rate of those who aren’t. Our customers have more options than ever before, and they’re voting with their wallets - expanding seats across our core products and adopting additional offerings, led by Service Collection and Teamwork Collection (our primary AI monetization motion). They’re signing bigger, longer deals because the Atlassian platform is mission critical in moving their work forward. We’re seeing momentum across our three strategic priorities: Enterprise, AI, and System of Work. 🚀 Total revenue was strong at $1.8B, up 32% y/y 🚀 Cloud revenue surged past $1.1B, with growth accelerating to 29% y/y Service Collection scaled past $1B+ in ARR, growing over 30% y/y Rovo customers are growing their ARR at 2x the rate of non-Rovo customers Rovo customers' AI credit usage is growing 20%+ month-over-month Teamwork Collection customers use ~2x more AI credits per paid user and have 2x more agents vs. equivalent standalone customers.

3. System of Work:

Our **strategic differentiation is context**. By connecting work, knowledge, people, and code in the Teamwork Graph, our customers benefit from one of the richest enterprise context graphs in the world. Their OKRs are in Goals, their workflows in Jira, their knowledge in Confluence, their conversations in Loom, their physical assets in Assets, and their code in repositories deeply integrated with Atlassian apps. The Teamwork Graph gives a complete view of an organization, pulling in context from connected third-party tools, and is further enriched by MCP use, which is doubling month-over-month. More and more enterprises are embracing our platform-wide vision, using Atlassian's System of Work to see the 'full picture'.


Teamwork Collection
APPS
Software Collection
Product Teams
AGENTS
SKILLS
Service Collection
Strategy Collection
ROVO
PLATFORM APPS
TEAMWORK GRAPH

Customers are committing to the Atlassian platform with collections as the on-ramp. As they add more collections, they deepen the Teamwork Graph, making all of a customer's AI investments (in Rovo and connected AI platforms) smarter, cheaper, and more valuable. This creates a flywheel of better insights, more automation, and more reasons to expand across the platform.

Last quarter we shared the traction we're seeing with **Teamwork Collection**: 1,000+ customers have upgraded, consolidating onto the Atlassian platform and **expanding their seat counts by 10%+**. Today, **Teamwork Collection** customers use **2x more AI credits** per paid user and have **2x more active agents** vs. standalone customers of the same size.

This quarter, I want to dig into **Service Collection** which is both a key demand signal for AI *and* the data flywheel that makes Atlassian's AI better (more teams = more context = smarter AI).

ATLASSIAN Q3 FY26 3

Q3 FY26 4 Service Collection Surpasses $1B in ARR, growing over 30% y/y With Jira Service Management, Customer Service Management, Assets, and Rovo, Service Collection is one of our fastest-growing businesses, and we are taking share from competitors. Service Collection shot past $1 billion in annual recurring revenue (ARR)1, and is growing over 30% y/y. Today, 65,000+ customers - including over half of the Fortune 500 - trust us for IT, enterprise, HR, and customer service management, with enterprise ARR growing over 50% y/y. A key driver of this strong demand is the AI capabilities we’ve threaded natively throughout. Service Collection customers who use our AI capabilities are getting results: resolving issues 13% faster than non‑AI users. They’re also resolving 20% more issues overall. And customers are deploying agents at a rapid clip. Today, Service Collection is driving 50% of the agentic automation runs across the Atlassian platform, which are growing 30% month-over-month, underscoring the increasing value we’re delivering to customers through our AI-powered platform. It’s not just IT teams driving Service Collection’s momentum. Today over 60% of Service Collection instances are for non-IT functions. HR, legal, finance and marketing teams that previously managed requests through email and spreadsheets are now running structured, measurable workflows on our platform. Before Jira Service Management, service requests for marketing, finance, ops and facilities were scattered across inboxes. MillerKnoll rolled out a “JSM‑first” intake model, turning hidden workflows into structured, measurable processes, using automation to eliminate manual handoffs and dashboards to monitor queues in real time. One employee now supports 20+ workplace apps, and they’re scaling further with Rovo to help non‑technical teams find information and handle workflows faster. “Service Collection turns invisible processes into visible workflows, allowing teams to map and optimize business relationships that were previously impossible to see.” SHELBY CORBITT, AI SOLUTIONS ENGINEER “Jira Service Management is the backbone of all our support units, helping our customers get the right support. And now with AI built in, they can get that support even faster.” TOBIAS LANGJAHR, PRODUCT MANAGER Mercedes-Benz is providing employees with better service faster by standardizing request intake, routing, and service-level agreements with Service Collection. Since the app works hand‑in‑hand with Jira and Confluence and is enhanced by Rovo, users can self-serve in many cases, which has reduced ticket volume and resolution times. Unlocking access to Assets within Jira Service Management Cloud enabled the team to create a single source of truth for the most up-to-date metadata on car models, variants, and components – significantly streamlining impact analysis and change coordination whenever something changes. Breville and others have done the same. IT is often the starting point, but the real opportunity is connecting every team on a single, AI-powered platform.

Enterprises are Replacing Legacy ITSM with Atlassian

This quarter was our ***largest ever*** for competitive displacements from a major ITSM provider, with broad-based momentum and strong wins across all segments.

Why? Because AI is making the old service playbook outdated. Customers are choosing Service Collection because:

1. With Rovo, it's built for an AI-driven world, going beyond basic ticket routing to an experience driven by data and teamwork
2. The Teamwork Graph context advantage enables faster service and connects every team across an enterprise
3. It has a modern UX that teams actually want to use, allowing employees to get service wherever they are - website, messaging platform, search or chat tools
4. It offers compelling value versus legacy incumbents, while also improving *faster* due to Atlassian's R&D advantages

GALENICA

A leading integrated healthcare network in Switzerland with over 8,000 employees, transitioned from a legacy ITSM solution to Service Collection, extending its use beyond IT to an enterprise service portal that supports **over 40 teams** across Legal, People & Culture, and Data Governance in managing service requests and incidents. The organization now employs Rovo for knowledge discovery, with plans to further evolve its AI capabilities over time.

More and more customers like **Galenica**, **Bombas**, **Domino's Pizza Enterprises**, and others are making the same shift to Service Collection, saving time and improving ROI where legacy systems are not meeting the moment in an AI-driven world.

ENGIE

ENGIE Mexico **freed up 200 hours a month for their technical team** by automating workflows, reporting, and SLA management in Jira Service Management.

THE WAREHOUSE GROUP

In six months, The Warehouse Group **cut service costs by 70%** and shifted 2.5 full-time roles to focus on strategic initiatives.

24 HOUR FITNESS

24 Hour Fitness consolidated a sprawl of point tools onto a single platform, **shaving 37% off their annual IT budget**.

ATLASSIAN Q3 FY26 5

Q3 FY26 AI-Native Innovation We’re not just winning on breadth and value, we’re shipping innovation that keeps us ahead of competitors both large and small. This quarter we announced that Rovo Service is now generally available. This human-supervised AI agent plans and executes employee support resolution and onboarding workflows. This means AI actually does the work, and takes action itself rather than just pointing you to a knowledge base article. We also launched Proactive AIOps, an AI-driven early incident detection and change risk assessment that helps IT ops teams get ahead of problems, instead of reacting to them. Customers are finding the signal through the noise, experiencing a ~70% compression ratio for alerts and 6x faster post-incident review creation with AI. Beyond IT, we’ve also extended Service Collection with a new Customer Service Management (CSM) app built on the same AI‑native foundation. By tapping into the same data and context that power Rovo and Jira Service Management, we put the Teamwork Graph into action to give agents a full view of the customer (past interactions, related incidents, deployments, and knowledge) and let AI take action on that context. That means fewer handoffs, faster resolution, and a single service platform that works for both employees and end customers. Internally, our customer support services and Loom team deployments show greater than 70% AI resolution rates across more than 100,000+ conversations. “Gartner® estimates that by 2030, 30% of organizations will achieve autonomous operations for 80% of their digital workplace services, up from 0% in 2025.”2 We expect Service Collection to be a leader for this, with incredible runway and market opportunity ahead. Bottom Line Focus: Driving Durable, Profitable Growth We have strong momentum, and are heads down, focused on executing our key growth priorities: Enterprise, AI, and System of Work. As we push our advantage on these and drive revenue growth at scale, we’re forging ahead with strong fiscal discipline as we self-fund further investment in AI and enterprise sales, while accelerating our path towards GAAP profitability. I’m energized by the addition of James to the TEAM as we add a new strategic priority: a sharp and sustained focus on durable, profitable growth. Looking Ahead We’re expanding within our largest customers, and using the power of context across millions of users and hundreds of millions of workflows to deliver AI that’s creating real value for our customers every day. In a world where humans will run teams of agents, context is the only anchor to avoid chaos. So we’re asking our customers - are you building a company that forgets or one that compounds? And we believe that answer will fundamentally decide which organizations are truly AI-native. With Atlassian, our customers aren’t just choosing software, they’re choosing the kind of company they want to become. That’s what gives us confidence that our growth is durable and that the AI transformation is expanding our long-term opportunity. There’s a lot more exciting announcements to come at Team ’26. Don’t just take our word for it. LPL Financial, Cisco, Rivian, Amazon Web Services, CHG Healthcare, Expedia Group and more Atlassian customers will be on stage to share how they are unleashing the potential of their teams with Atlassian. We hope to see you there. 6 Mike Cannon-Brookes CEO and Co-founder Footnotes: 1. We define annual recurring revenue (“ARR”) as the annualized recurring run-rate revenue of subscription agreements to our Cloud and Data Center offerings at a point in time. We calculate ARR by taking the monthly recurring revenue (“MRR”) run-rate for Cloud and Data Center subscriptions and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Data Center MRR for each month is calculated based on the annual contract value from committed contractual amounts at a point in time. ARR on a single product basis is defined as ARR from subscriptions for that specific product. ARR and MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates. 2. Gartner, The Impact of AI Agents on Digital Workplace IT Operations, Stuart Downes, Autumn Stanish, et al., 16 September 2025. GARTNER is a trademark of Gartner, Inc. and/or its affiliates. Mike

Q3 FY26 7 A WORD FROM OUR CUSTOMERS As we migrate to Atlassian Cloud, American Eagle is building a secure, scalable platform that brings teams together, standardizes how work gets done, and helps us move faster while meeting our security and compliance requirements.” NIVIDA SHARMA PRODUCT MANAGER TECHNOLOGY INFRASTRUCTURE ENTERPRISE “ “ DONE

Q3 FY26 We’re picky about AI. What convinced us was Atlassian’s focus on secure, governed agents and their willingness to build alongside us. That’s why we trust Rovo in our system of work.” SHIVI VERMA SENIOR MANAGER, ENGINEERING “ A WORD FROM OUR CUSTOMERS AI 8 RESOLVED

Q3 FY26 Rovo and Atlassian’s teamwork graph are becoming the backbone of our System of Work—connecting Jira, Confluence, JSM, Slack, email, and more--so agents can reason across all of it. That’s what takes us from AI hovering at the edges to AI embedded in the core of how the organization operates. MATTHEW HARGREAVES,  HEAD OF PRODUCT DELIVERY AND AUTOMATION “ A WORD FROM OUR CUSTOMERS SYSTEM OF WORK 9 RESOLVED

Atlassian at-a-glance

>350K
customers across all industries

$67B
market opportunity growing **13%** annually

REVENUE BY GEOGRAPHY



Americas: **48%**
EMEA: **41%**
Asia Pacific: **11%**

>600
customers with **$1M+** in ARR

The three markets we serve

Software development

$17B
SAM, growing **9%** annually

Service management

$15B
SAM, growing **13%** annually
(**$6B** ITSM + **$9B** non-ITSM)

Work management

$35B
SAM, growing **14%** annually

User diversity across our offerings



52%
Jira
48%

150K
customers



51%
Jira Service Management
49%

>65K
customers



50%
Confluence
50%

>100K
customers

Technical teams   Business teams

Named
A Leader
in the Gartner® Magic Quadrant™ for DevOps Platforms[1]

Named
A Leader
in The Forrester Wave™: Enterprise Service Management, Q4 2025

Named
A Leader
in the 2025 Gartner® Magic Quadrant™ for Collaborative Work Management[2]

Notes: Unless otherwise noted, customer data is as of December 31, 2025, financial data reflected is as of or for the fiscal year ending June 30, 2025, and market opportunity data is as of or for the fiscal year ending June 30, 2024.
The user diversity breakdown by product is based on a sample of 5 million+ Jira and Confluence Cloud users and 1 million+ Jira Service Management users as of March 31, 2024.

1 – Gartner, Magic Quadrant for DevOps Platforms, Keith Mann, George Spafford, Bill Holz, Thomas Murphy, 22 September 2025.
2 – Gartner, Magic Quadrant for Collaborative Work Management, Nikos Drakos, Joe Mariano, Lacy Lei, Hironori Hayashi, 28 October 2025
GARTNER and MAGIC QUADRANT are trademarks of Gartner, Inc. and its affiliates. Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner's business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice.

Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. This report is part of a broader collection of Forrester resources, including interactive models, frameworks, tools, data, and access to analyst guidance. For more information, read about Forrester's objectivity here.

ATLASSIAN Q3 FY26 10

Q3 FY26 11 A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. James Chuong Chief Financial Officer Financial highlights All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. ABJ IM J J G B Q J % % BF F B MEE JQ G PFL O O CTACMP MCN OF NC P MCNAC P ECO AJ 1GF A ,F 1 J A % % % %' J M CRC C -., - ) , - , 6NLOO MNLDGP ( ( )- 6NLOO NEG ( :MCN PG E LOO , (. ( , :MCN PG E NEG 9CP LOO . ). - . - 9CP LOO MCN OF NC $ G PC %). %(- 2 OF D LS DNL LMCN PGL O ,- - , ( ,. 2GF J M 6NLOO MNLDGP .- , - ,. ( 6NLOO NEG ) :MCN PG E G AL C , - (() ) . (.) :MCN PG E NEG %( 9CP G AL C , ( (, 9CP G AL C MCN OF NC $ G PC %- % - 5NCC A OF D LS , (, ,). ) $ Third quarter fiscal year 2026 highlights We delivered strong financial results in Q3. Total revenue growth exceeded expectations, as Cloud revenue growth accelerated to 29% year-over-year (y/y) and greater-than-expected term license revenue recognition drove outsized Data Center revenue growth in the quarter. Our execution against our key strategic priorities of Enterprise, AI, and System of Work is enhancing the value we deliver for customers across our platform. Customers continue to deepen their relationships with Atlassian, broadening their footprint across our System of Work as they expand their seats in our core offerings such as Jira and accelerate adoption of our AI enhanced collections such as Service Collection and Teamwork Collection, resulting in intensifying agentic usage as they deploy Rovo in their workflows. Non-GAAP gross profit and operating income landed ahead of our expectations, as a result of our revenue outperformance and lower-than-expected operating costs. Third quarter fiscal year 2026 financial summary (U.S. $ in thousands, except percentages and per share data) In Q3’26, we incurred restructuring charges associated with rebalancing our resources and consolidating office leases to accelerate our path to GAAP profitability, self-fund further investment in AI and enterprise sales, and reorganize our teams to move with more focus and speed around our System of Work. These restructuring charges are excluded from our non-GAAP results, and further detail is provided below.

Q3 FY26 I’m excited about the opportunity ahead. We are uniquely positioned with more than 350,000 customers—from the world's largest enterprises, including 85% of the Fortune 500, to the most cutting‑edge startups, including over 60% of the Forbes AI 50—relying on the Atlassian System of Work to power their mission-critical workflows. I look forward to partnering with Mike and the Atlassian team to accelerate the value and innovation we deliver to our customers while driving durable, profitable growth. 12 ABJ IM J J G B % % J N FM J M G PFL O O CTACMP MCNAC P EC R 5% 5%' J GN J Q J JGO A 6 N FM Q Q OANGMPGL , . .. (-( .-, )) :PFCN .. ., .) . LP NCRC CO -., - ) , - , )( 5% 5%' J GN J Q J JGO A 6 N FM Q GQE F 2 L )( ), .. ( ( 3 P 2C PCN , -)) ).. , 8 N CPM AC LPFCN ) . ( .- -- - LP NCRC CO -., - ) , - , )( 5% 5%' J GN J Q J JGO A 6 N FM Q G J AB J BGF 1 CNGA O .). ,. ,)- ) , )( 4841 -,) - - ) ) 1OG AGDGA . .- - . - ( LP NCRC CO -., - ) , - , )( Revenue (U.S. $ in thousands, except percentage data) Highlights for Q3’26 include: • Revenue of $1.8 billion increased 32% y/y, driven by strong growth in our Cloud offerings and greater term license revenue recognized on Data Center subscriptions. • GAAP gross margin of 85% increased 1 ppt and non-GAAP gross margin of 89% increased 3 ppts from the prior year driven by higher Cloud gross margin from continued optimization of our Cloud infrastructure. • GAAP cost of revenues includes restructuring charges of $21 million which negatively impacted GAAP gross margin by 1 ppt. • GAAP operating loss was $56 million, and GAAP operating margin of (3%) decreased 2 ppts from the prior year. Non-GAAP operating income was $607 million and non-GAAP operating margin of 34% increased 8 ppts from the prior year driven primarily by higher gross margin and improved operating leverage from employment expense savings from the restructuring. • GAAP operating loss includes $224 million of restructuring charges which negatively impacted GAAP operating margin by ~13 ppts. • Operating cash flow of $567 million decreased 13% y/y, and includes $94 million of payments related to the restructuring charges. Free cash flow of $561 million decreased 12% y/y. • We repurchased 11.8 million shares totaling $1.0 billion, which represents approximately 4% of total shares outstanding. $2.2 billion in repurchase authorization remains outstanding.

Revenues by deployment

(U.S. $ in millions, except percentage data)



Marketplace and other (1)
Data Center
Cloud
$1,286
$77
$362
$847
$1,357
$88
$389
$880
$1,384
$76
$381
$928
$1,433
$62
$373
$998
$1,586
$84
$436
$1,067
$1,787
$94
$561
$1,132
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26

Note: revenue totals may not foot due to rounding

Year-over-year growth %	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Cloud	30%	25%	26%	26%	26%	29%
Data Center	32%	7%	17%	11%	20%	44%
Marketplace and other	23%	(5%)	13%	4%	8%	7%
Total revenues	21%	14%	22%	21%	23%	32%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

ATLASSIAN Q3 FY26 13

Q3 FY26 14 Revenue growth in Q3 was driven by subscription revenue, which grew 33% y/y. Cloud revenue growth of 29% y/y was driven by paid seat expansion within existing customers, cross- sell of Service Collection and Teamwork Collection, Data Center to Cloud migrations, and higher ARPU. Continued momentum with Teamwork Collection, as customers upgrade for increased AI credits to deploy agents in their workflows, and strong seat expansion in Jira drove Cloud revenue growth ahead of expectations. Customers are recognizing the value of the Atlassian platform as they adopt our collections; add more teams across marketing, HR, finance and legal; and deepen their engagement with our System of Work. Earlier this fiscal year, we announced plans to end-of-life (EOL) our Data Center offering. This results in a higher proportion of the total contract value for Data Center subscriptions recognized upfront as term license revenue (“DC EOL revenue recognition impact”). Data Center revenue growth of 44% y/y was primarily driven by the DC EOL revenue recognition impact, pricing, pull-forward of customer purchasing into Q3 from future periods, partially offset by continued migrations to Cloud. This quarter represents our largest renewal quarter for our Data Center customer base, and this seasonality in combination with a greater-than-expected DC EOL revenue recognition impact resulted in a higher growth rate in Q3 relative to the other quarters and drove greater-than-expected revenue growth in the quarter. Marketplace and other revenue growth of 7% y/y was driven by sales of third-party marketplace apps for Cloud and Data Center offerings. Remaining performance obligation (RPO) increased to $4.0 billion, up 37% y/y, driven by the continued growth in multi-year agreements as customers continue to deepen their commitment to the Atlassian Platform. Current RPO (cRPO) of $2.8 billion, grew 22% y/y with the greater-than-expected DC EOL revenue recognition impact driving a greater proportion of term license revenue recognized upfront in the quarter, and less booked to cRPO. ABJ IM J J G B % % E J BF F G J BF P F MEE JQ G PFL O O CTACMP MCN OF NC P MCNAC P EC R 5% 5%' JG E J BF 611 ENLOO NEG ( 9L $611 ENLOO NEG ) G G J BF P F 611 LMCN PG E CTMC OCO . ) - 9L $611 LMCN PG E CTMC OCO . ) . ., 6 J A F N G E F P F 611 NCOC NAF CRC LM C P CTMC OCO (, ,. )( 9L $611 NCOC NAF CRC LM C P CTMC OCO - )(, )- 2 525 0 3.7.16.4% % 1 JC BF F P F 611 N CPG E O CO CTMC OCO ) ( ( .)( 9L $611 N CPG E O CO CTMC OCO )), , ( ( . 2 525 0 3.7.16.4 F J F EBFB J BN P F 611 EC CN G GOPN PGRC CTMC OCO ( ,. ) 9L $611 EC CN G GOPN PGRC CTMC OCO ), , (, 2 525 0 3.7.16.4 ) 3 J BF BF GE 611 LMCN PG E LOO , (. ( , 9L $611 LMCN PG E G AL C , - (() ) . (.) 2 525 0 3.7.16.4%( % Margins, operating expenses, and operating income (loss) (U.S. $ in thousands, except percentage data)

The following restructuring charges were incurred in the quarter, and are excluded from our non-GAAP results:

Restructuring charges

(U.S. $ in thousands, unaudited)

	Severance and Other Termination Benefits	Lease Consolidation	Total
Cost of revenue	$ 16,747	$ 4,281	$ 21,028
Research and development	104,972	23,548	128,520
Marketing and sales	24,423	18,267	42,690
General and administrative	24,025	7,568	31,593
Total	$ 170,167	$ 53,664	$ 223,831

GAAP operating expenses increased 37% y/y driven by restructuring charges of $203 million, which contributed 18 ppts to the y/y increase. Non-GAAP operating expenses increased 20% y/y and were lower than expected due to employment expense savings from lower headcount.

GAAP operating margin of (3%) was lower than expected driven by the restructuring charges, which had a negative impact of ~13 ppts. Non-GAAP operating margin of 34% exceeded our expectations, driven by better-than-expected gross margin, moderation in the pace of hiring, and cost savings from the restructuring activities.

Net income (loss)

(U.S. $ in thousands, except per share data)

	Q3'26	Q3'25
GAAP results		
Net loss	($98,389)	($70,807)
Net loss per share - diluted	($0.38)	($0.27)
Non-GAAP results		
Net income	$456,542	$261,505
Net income per share - diluted	$1.75	$0.97

Free cash flow

(U.S. $ in thousands, except percentage data)

	Q3'26	Q3'25
Free cash flow		
GAAP net cash provided by operating activities	$ 567,475	$ 652,681
Less: Capital expenditures	(6,211)	(14,366)
Free cash flow	$ 561,264	$ 638,315
% of total revenues	*31.4 %*	*47.0 %*

Free cash flow decreased 12% y/y driven by $94 million of payments for employee severance and other termination benefits related to the restructuring activities. We expect to make the remaining $76 million of payments for severance and other termination benefits in Q4'26.

ATLASSIAN Q3 FY26

15

Customers with >$10,000 in Cloud ARR

For each period ended



44,336
45,842
46,844
49,449
50,715
51,978
53,017
55,369
55,913
Q3'24
Q4'24
Q1'25
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26

We define the number of customers with Cloud ARR greater than $10,000 at the end of any particular period as the number of organizations with unique domains with an active Cloud subscription and greater than $10,000 in Cloud ARR. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue (Cloud MRR) run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

We ended Q3'26 with 55,913 customers with greater than $10,000 in Cloud annualized recurring revenue (Cloud ARR), an increase of 10% y/y. These customers represent over 85% of total Cloud ARR as they continue to recognize the value and power of the Atlassian platform. Our investments in expanding AI capabilities, the Teamwork Graph, along with data governance and security are driving deeper customer commitment to the Atlassian System of Work in the AI era.

ATLASSIAN Q3 FY26

16

Financial targets

(U.S. $)

Q4'26

	GAAP Three Months Ending June 30, 2026
Revenue	$1,653 million to $1,661 million
Cloud revenue growth (year-over-year)	approx. 25.5%
Data Center revenue growth (year-over-year)	approx 8.5%
Marketplace and other revenue growth (year-over-year)	approx 6.5%
Gross margin	85.5%
Operating margin	4.5%

	Non-GAAP Three Months Ending June 30, 2026
Gross margin	88.0%
Operating margin	30.5%

FY26

	GAAP Fiscal Year Ending June 30, 2026
Revenue growth (year-over-year)	approx. 24%
Cloud revenue growth (year-over-year)	approx. 26.5%
Data Center revenue growth (year-over-year)	approx. 21.5%
Marketplace and other revenue growth (year-over-year)	approx. 6.5%
Gross margin	84.5%
Operating margin	(2.0%)

	Non-GAAP Fiscal Year Ending June 30, 2026
Gross margin	88.0%
Operating margin	29.0%

ATLASSIAN Q3 FY26 17

Q3 FY26 18 Q4’26 Outlook TOTAL REVENUE For Q4’26, we expect total company revenue to be in the range of $1,653 million to $1,661 million. This guidance implies full-year FY26 revenue growth of approximately 24% y/y. In setting our outlook, we continue to take a thoughtful and prudent approach that considers the uncertainty of the macroeconomic and geopolitical environment, and ongoing evolution of our enterprise go-to-market sales motion. We remain focused on executing against our key strategic priorities by delivering increased customer value through the Atlassian System of Work, and driving durable, profitable growth at scale. Further detail and expected trends are provided below: CLOUD REVENUE We expect Q4’26 Cloud revenue growth of approximately 25.5% y/y, and are increasing our FY26 Cloud revenue growth outlook to 26.5% y/y. We continue to expect migrations to drive a mid-to-high single-digit contribution to Cloud revenue growth in FY26 and for Data Center customers to migrate to Cloud over a multi-year period. We also continue to expect DX to contribute approximately 1 ppt to Cloud revenue growth in FY26. DATA CENTER REVENUE We expect Q4’26 Data Center revenue growth of approximately 8.5% y/y, and are increasing our FY26 Data Center revenue growth outlook to approximately 21.5% y/y. As mentioned, customers pulled forward purchasing and expansion activity into Q3 from future periods resulting in greater-than-expected DC EOL revenue recognition impact in FY26. Looking ahead to FY27, we expect Data Center revenue growth to meaningfully decelerate as we lap the DC EOL revenue recognition impact and pull-forward of expansion activity in FY26. Additionally, we expect Data Center customers to continue migrating to the Cloud and to moderate their seat expansion as they plan their migrations, resulting in lower FY27 Data Center revenue growth. MARKETPLACE AND OTHER REVENUE We expect Q4’26 Marketplace and other revenue growth of approximately 6.5% y/y, and full-year FY26 Marketplace and other revenue growth of approximately 6.5% y/y. Marketplace and other revenue is driven by sales of third-party marketplace apps for our Cloud and Data Center offerings. As a reminder, we currently have a lower Marketplace take rate on the sale of third-party Cloud apps relative to Data Center apps as we incentivize further development on our next- generation Forge platform.

Q3 FY26 GROSS MARGIN For Q4’26, we expect GAAP gross margin of 85.5% and non-GAAP gross margin of 88.0%. For full-year FY26, we now expect GAAP gross margin of 84.5% and non-GAAP gross margin of 88.0%. This guidance assumes our continued optimization of Cloud infrastructure and support costs will offset the negative impact of continued revenue mix shift to Cloud and increased cost of revenues as customers deploy Rovo across their workflows. OPERATING MARGIN For Q4’26, we expect GAAP operating margin to be 4.5% and non-GAAP operating margin to be 30.5%. Q4’26 GAAP operating margin will benefit by approximately 7 ppts, and our Q4’26 non-GAAP operating margin will benefit by approximately 5 ppts, from employee and lease related expense savings resulting from the Q3 restructuring actions. We plan to reinvest a portion of these savings in FY27 to self-fund further investment in AI and enterprise sales to drive durable, long-term growth. For full-year FY26, we expect GAAP operating margin to be (2.0%) and non-GAAP operating margin to be 29.0%. We are focused on accelerating our path to sustained GAAP profitability and delivering operating margin expansion over time. SHARE COUNT We expect diluted share count to decrease by approximately 2.5% in FY26, driven by our share repurchase program. 19

Condensed consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2026	2025	2026	2025
Revenues:				
Subscription	$ 1,698,885	$ 1,272,876	$ 4,581,043	$ 3,618,072
Other	88,086	83,840	224,796	212,888
Total revenues	1,786,971	1,356,716	4,805,839	3,830,960
Cost of revenues (1) (2)	262,762	219,675	758,377	660,426
Gross profit	1,524,209	1,137,041	4,047,462	3,170,534
Operating expenses:				
Research and development (1) (2)	926,954	685,320	2,509,437	1,968,634
Marketing and sales (1) (2)	439,029	295,832	1,151,890	820,119
General and administrative (1)	214,510	168,345	586,503	483,694
Total operating expenses	1,580,493	1,149,497	4,247,830	3,272,447
Operating loss	(56,284)	(12,456)	(200,368)	(101,913)
Other income (expense), net	(4,923)	(14,861)	331	(42,292)
Interest income	12,554	27,767	60,464	81,917
Interest expense	(14,141)	(7,804)	(35,302)	(22,413)
Loss before income taxes	(62,794)	(7,354)	(174,875)	(84,701)
Provision for income taxes	(35,595)	(63,453)	(18,029)	(148,083)
Net loss	$ (98,389)	$ (70,807)	$ (192,904)	$ (232,784)
Net loss per share attributable to Class A and Class B common stockholders:				
Basic	$ (0.38)	$ (0.27)	$ (0.73)	$ (0.89)
Diluted	$ (0.38)	$ (0.27)	$ (0.73)	$ (0.89)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders:				
Basic	260,965	262,671	262,606	261,423
Diluted	260,965	262,671	262,606	261,423

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2026	2025	2026	2025
Cost of revenues	$ 17,697	$ 20,980	$ 57,749	$ 62,225
Research and development	291,014	240,847	862,373	694,570
Marketing and sales	53,123	43,071	152,612	122,323
General and administrative	46,501	41,944	139,352	132,600

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2026	2025	2026	2025
Cost of revenues	$ 24,683	$ 10,131	$ 54,393	$ 30,377
Research and development	94	94	281	281
Marketing and sales	6,564	3,672	15,670	11,017

ATLASSIAN Q3 FY26 20

Condensed consolidated balance sheets

(U.S. $ in thousands)

(unaudited)

	March 31, 2026	June 30, 2025
Assets		
Current assets:		
Cash and cash equivalents	$ 1,136,342	$ 2,512,874
Marketable securities	—	424,268
Accounts receivable, net	907,439	778,302
Prepaid expenses and other current assets	289,903	175,793
Total current assets	2,333,684	3,891,237
Non-current assets:		
Property and equipment, net	75,612	105,118
Operating lease right-of-use assets	119,676	169,127
Strategic investments	210,908	221,942
Intangible assets, net	463,457	244,840
Goodwill	2,303,393	1,304,445
Deferred tax assets	15,312	3,762
Other non-current assets	128,881	101,499
Total assets	$ 5,650,923	$ 6,041,970
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 207,734	$ 222,092
Accrued expenses and other current liabilities	816,261	681,601
Deferred revenue, current portion	2,250,863	2,227,002
Operating lease liabilities, current portion	48,197	50,164
Total current liabilities	3,323,055	3,180,859
Non-current liabilities:		
Deferred revenue, net of current portion	160,781	254,252
Operating lease liabilities, net of current portion	205,740	201,483
Long-term debt	989,081	987,684
Deferred tax liabilities	24,259	23,881
Other non-current liabilities	68,979	48,157
Total liabilities	4,771,895	4,696,316
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	6,786,376	5,574,290
Accumulated other comprehensive income (loss)	(12,285)	13,226
Accumulated deficit	(5,895,066)	(4,241,865)
Total stockholders' equity	879,028	1,345,654
Total liabilities and stockholders' equity	$ 5,650,923	$ 6,041,970

ATLASSIAN Q3 FY26 21

Condensed consolidated statements of cash flows

(U.S. $ in thousands)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2026	2025	2026	2025
Cash flows from operating activities:				
Net loss	$ (98,389)	$ (70,807)	$ (192,904)	$ (232,784)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	41,284	23,178	101,238	69,154
Stock-based compensation	408,335	346,842	1,212,086	1,011,718
Impairment charges for leases and leasehold improvements	53,643	—	80,316	—
Deferred income taxes	11,138	1,746	(37,570)	(1,183)
Amortization of interest rate swap contracts	—	(6,337)	(7,163)	(20,357)
Net loss (gain) on strategic investments	1,691	6,643	(22,280)	24,546
Net foreign currency loss (gain)	5,322	(5,169)	6,649	(7,750)
Other	(160)	(264)	(80)	(241)
Changes in operating assets and liabilities, net of business combinations:				
Accounts receivable, net	4,260	53,770	(121,769)	(13,955)
Prepaid expenses and other assets	1,118	(294)	(135,141)	(65,967)
Accounts payable	(23,922)	(93)	(13,564)	14,626
Accrued expenses and other liabilities	182,992	131,508	100,932	53,804
Deferred revenue	(19,837)	171,958	(96,756)	253,467
Net cash provided by operating activities	567,475	652,681	873,994	1,085,078
Cash flows from investing activities:				
Business combinations, net of cash acquired	—	(994)	(1,228,875)	(5,969)
Purchases of property and equipment	(6,211)	(14,366)	(29,612)	(29,853)
Purchases of strategic investments	(2,250)	(1,100)	(7,250)	(26,650)
Purchases of marketable securities	—	(116,716)	(67,259)	(277,039)
Proceeds from maturities of marketable securities	59,016	53,584	144,125	125,212
Proceeds from sales of marketable securities	352,093	1,998	352,093	1,998
Proceeds from sales of strategic investments	1,493	624	36,333	4,937
Net cash provided by (used in) investing activities	404,141	(76,970)	(800,445)	(207,364)
Cash flows from financing activities:				
Repurchases of Class A Common Stock	(990,945)	(134,305)	(1,441,191)	(387,156)
Other	—	—	—	(3,143)
Net cash used in financing activities	(990,945)	(134,305)	(1,441,191)	(390,299)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,549)	1,783	(9,301)	(3,709)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(21,878)	443,189	(1,376,943)	483,706
Cash, cash equivalents, and restricted cash at beginning of period	1,158,697	2,218,639	2,513,762	2,178,122
Cash, cash equivalents, and restricted cash at end of period	$ 1,136,819	$ 2,661,828	$ 1,136,819	$ 2,661,828

ATLASSIAN Q3 FY26

22

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025	Nine Months Ended March 31, 2026	Nine Months Ended March 31, 2025
Gross profit				
GAAP gross profit	$ 1,524,209	$ 1,137,041	$ 4,047,462	$ 3,170,534
Plus: Stock-based compensation	17,697	20,980	56,317	62,225
Plus: Amortization of acquired intangible assets	24,683	10,131	54,393	30,377
Plus: Restructuring charges (3)	21,028	—	52,620	—
Non-GAAP gross profit	$ 1,587,617	$ 1,168,152	$ 4,210,792	$ 3,263,136
Gross margin				
GAAP gross margin	85%	84%	85%	83%
Plus: Stock-based compensation	1	2	1	2
Plus: Amortization of acquired intangible assets	2	—	1	—
Plus: Restructuring charges (3)	1	—	1	—
Non-GAAP gross margin	89%	86%	88%	85%
Operating income				
GAAP operating loss	$ (56,284)	$ (12,456)	$ (200,368)	$ (101,913)
Plus: Stock-based compensation	408,335	346,842	1,210,654	1,011,718
Plus: Amortization of acquired intangible assets	31,341	13,897	70,344	41,675
Plus: Restructuring charges (3)	223,831	—	279,509	—
Non-GAAP operating income	$ 607,223	$ 348,283	$ 1,360,139	$ 951,480
Operating margin				
GAAP operating margin	(3%)	(1%)	(4%)	(3%)
Plus: Stock-based compensation	23	26	25	27
Plus: Amortization of acquired intangible assets	2	1	1	1
Plus: Restructuring charges (3)	12	—	6	—
Non-GAAP operating margin	34%	26%	28%	25%
Net income				
GAAP net loss	$ (98,389)	$ (70,807)	$ (192,904)	$ (232,784)
Plus: Stock-based compensation	408,335	346,842	1,210,654	1,011,718
Plus: Amortization of acquired intangible assets	31,341	13,897	70,344	41,675
Plus: Restructuring charges (3)	223,831	—	279,509	—
Less: Income tax adjustments (1)	(108,576)	(28,427)	(314,523)	(103,777)
Non-GAAP net income	$ 456,542	$ 261,505	$ 1,053,080	$ 716,832
Net income per share				
GAAP net loss per share - diluted	$ (0.38)	$ (0.27)	$ (0.73)	$ (0.89)
Plus: Stock-based compensation	1.56	1.29	4.60	3.82
Plus: Amortization of acquired intangible assets	0.12	0.05	0.27	0.16
Plus: Restructuring charges (3)	0.86	—	1.06	—
Less: Income tax adjustments (1)	(0.41)	(0.10)	(1.20)	(0.39)
Non-GAAP net income per share - diluted	$ 1.75	$ 0.97	$ 4.00	$ 2.70
Weighted-average diluted shares outstanding				
Weighted-average shares used in computing diluted GAAP net loss per share	260,965	262,671	262,606	261,423
Plus: Dilution from dilutive securities (2)	252	5,959	646	3,601
Weighted-average shares used in computing diluted non-GAAP net income per share	261,217	268,630	263,252	265,024
Free cash flow				
GAAP net cash provided by operating activities	$ 567,475	$ 652,681	$ 873,994	$ 1,085,078
Less: Capital expenditures	(6,211)	(14,366)	(29,612)	(29,853)
Free cash flow	$ 561,264	$ 638,315	$ 844,382	$ 1,055,225

(1) We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2026 and 2025, we determined the projected non-GAAP tax rate to be 24% and 26%, respectively. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period-specific items include, but are not limited to, changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.

(2) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three and nine months ended March 31, 2026 and 2025, because the effect would have been anti-dilutive.

(3) Restructuring charges include stock-based compensation expense related to the rebalancing of resources for the three and nine months ended March 31, 2026.

ATLASSIAN Q3 FY26

23

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

	Three Months Ending June 30, 2026
GAAP gross margin	**85.5%**
Plus: Stock-based compensation	1.0
Plus: Amortization of acquired intangible assets	1.5
Non-GAAP gross margin	**88.0%**
GAAP operating margin	**4.5%**
Plus: Stock-based compensation	24.0
Plus: Amortization of acquired intangible assets	2.0
Non-GAAP operating margin	**30.5%**

	Fiscal Year Ending June 30, 2026
GAAP gross margin	**84.5%**
Plus: Stock-based compensation	1.5
Plus: Restructuring charges	0.8
Plus: Amortization of acquired intangible assets	1.2
Non-GAAP gross margin	**88.0%**
GAAP operating margin	**(2.0%)**
Plus: Stock-based compensation	25.0
Plus: Restructuring charges	4.4
Plus: Amortization of acquired intangible assets	1.6
Non-GAAP operating margin	**29.0%**

ATLASSIAN Q3 FY26 24

Q3 FY26 25 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, including but not limited to risks and uncertainties related to statements about our platform, offerings and capabilities and planned offerings and capabilities, AI solutions, capabilities, and benefits, the broader market, System of Work and Teamwork Graph, investments and expenses, customers, size and term of sales agreements, Cloud migrations, macroeconomic environment, anticipated growth and profitability, market position and opportunity, competition, business plans and long term strategies, impacts from restructurings, share buyback plans, strategic acquisitions, enterprise sales, outlook and results, other key strategic areas, and our financial targets such as total revenue, Cloud, Data Center, and Marketplace and other revenue and GAAP and non-GAAP financial measures including gross margin, operating margin, and share count. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non-GAAP gross margin, non- GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit and non-GAAP gross margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, restructuring charges, and the related income tax effects of these items. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. We define annual recurring revenue (“ARR”) as the annualized recurring run-rate revenue of subscription agreements to our Cloud and Data Canter offerings at a point in time. We calculate ARR by taking the monthly recurring revenue (“MRR”) run-rate for Cloud and Data Center subscriptions and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Data Center MRR for each month is calculated based on the annual contract value from committed contractual amounts at a point in time. ARR on a single product basis is defined as ARR from subscriptions for that specific product. ARR and MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates. We calculate net revenue retention rate (NRR) at a point in time by dividing monthly recurring revenue (MRR) at the end of a reporting period (Current Period MRR) by the MRR for the same group of customers at the end of the prior 12-month period. Current Period MRR includes existing customer expansion net of existing customer contraction and attrition but excludes MRR from new customers in the current period. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 85% of the Fortune 500 and 350,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com